Exhibit 99.1

NEWS RELEASE

For Release:        Immediately

Contact:         Frank Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES REPORTS Q4 RESULTS

Calhoun, Georgia, February 11, 2021 - Mohawk Industries, Inc. (NYSE: MHK) today announced a 2020 fourth quarter net profit of $248 million and diluted earnings per share (EPS) of $3.49. Adjusted net earnings were $252 million, and EPS was $3.54, excluding restructuring, acquisition and other charges. Net sales for the fourth quarter of 2020 were $2.6 billion, an increase of 9.0% as reported and 5.5% on a constant currency and days basis. For the fourth quarter of 2019, net sales were $2.4 billion, net earnings were $265 million and EPS was $3.68, which included a one-time tax benefit. Adjusted net earnings were $162 million, and EPS was $2.25, excluding restructuring, acquisition and other charges in addition to the one-time tax benefit.
For the twelve months ending December 31, 2020, net earnings and EPS were $516 million and $7.22, respectively. Net earnings excluding restructuring, acquisition and other charges were $631 million and EPS was $8.83. For the 2020 twelve-month period, net sales were $9.6 billion, a decrease of 4.2% versus prior year as reported or 3.9% on a constant currency and days basis. For the twelve-month period ending December 31, 2019, net sales were approximately $10 billion, net earnings were $744 million and EPS was $10.30; excluding restructuring, acquisition, other charges and benefits, net earnings and EPS were $725 million and $10.04, respectively.

Commenting on Mohawk Industries’ fourth quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our fourth quarter results exceeded our expectations as we posted our highest ever quarterly sales. All of our markets saw strengthening residential purchases, with laminate, LVT and sheet vinyl outperforming other flooring categories. Commercial activity remains weak and impacted sales and margins in the businesses where we have significant participation. Our results improved with higher volumes, restructuring initiatives and leverage on costs, while being adversely affected by lower runs and inventory, higher absenteeism and labor shortages in some operations. We are also seeing greater inflationary pressures in many product categories, and we are increasing prices to recover. We are mitigating the spread of Covid among our employees and customers by utilizing best practices across the business, including testing and tracking employees with potential contacts.
“Through the fourth quarter we have achieved about $50 million of the projected $100 to $110 million in anticipated savings from our restructuring initiatives. We continue to assess some projects based on changing market conditions. Our free cash flow for the period was about $250 million after capital investments of approximately $160 million, and for the year our record free cash flow exceeded $1.3 billion. After paying off our short-term debt and prefunding our longer-term maturities in the second quarter, our net debt leverage is at a historical low. Our strong financial position gives us flexibility to pursue additional opportunities, including internal investments, acquisitions and stock purchases. Since the third quarter, we have acquired approximately one million shares of our stock for $130 million as part of our stock repurchase plan.

“For the quarter, our Flooring Rest of the World Segment’s sales increased 20% as reported and 13% on a constant currency and days basis. The segment’s operating income grew over 60% with a margin of 17.5% as reported and 18.2%, excluding restructuring costs due to higher volumes and better productivity as well as favorable material costs. Sales and margins were strong in most categories and geographies with most of our plants operating near capacity. Raw material costs began to rise in many of our product categories, and we are taking pricing actions to respond to the increases. Laminate, the segment’s largest flooring category, delivered significant growth across most of our markets. Our margins increased as higher volumes drove greater absorption, while increased productivity and better throughputs enhanced our results. Our LVT sales increased substantially, led by accelerated growth of our rigid collections. Both our LVT margins and profitability improved due to increased volume, lower production costs and SG&A absorption. We are introducing new collections with enhanced visuals and exclusive water-tight joints that better prevent water damage. Our sheet vinyl business rebounded as our retailers re-opened their shops and our export markets picked up. Our greenfield Russian sheet vinyl plant’s volume has grown to a level that its margins are in line with our other businesses. Our wood panels business performed well in the period, with sales limited by our capacity and low inventories. We are expanding our capacity and increasing efficiency in melamine products to further improve our margins. In insulation, volume was good, with margins impacted by significant material inflation due to supply constraints. Our sales in Australia and New Zealand were strong, and margins improved with higher volume and lower material cost given their longer supply chain. We enhanced our market position with more aggressive sales initiatives and by providing more consistent service under difficult circumstances.

“For the quarter, our Global Ceramic Segment’s sales increased 7% as reported and 6% on a constant currency and days basis. The segment had an operating margin of 8.7% as reported and 9.5%, excluding restructuring cost. Operating income increased by over 50% as reported versus prior year and by 65%, excluding restructuring charges, primarily due to improved productivity, increased volume and lower shutdown cost, partially offset by unfavorable price and mix. Our U.S. business delivered strong residential sales growth while commercial sales remain challenged as businesses defer investments. Our service centers are experiencing improved customer traffic due to higher home sales and remodeling activity. We have announced price increases across most collections to pass through higher transportation costs. Our plant productivity and costs improved during the period due to higher volumes and continued process improvements. We expect to complete our planned plant consolidations by the end of the first quarter. Sales of our quartz products are growing significantly, and we are increasing our mix with higher stylized products. Our Brazilian and Mexican businesses delivered record quarterly sales and expanded margins even with inflationary headwinds and capacity constraints. In both markets, margins improved due to higher productivity, and we have implemented price increases to cover rising inflation. We are investing to further upgrade our Brazilian manufacturing assets this year. Our European sales and profitability improved with residential sales stronger and lower commercial sales negatively impacting our mix and margins. Our service levels improved with the plants operating at higher rates though inventories remained low due to higher demand. Our Russian ceramic business delivered strong results, even with inflation and currency headwinds. Sales rose significantly in all channels and were led by new residential construction. We are successfully ramping up our premium sanitaryware manufacturing to expand our product offering in our owned and franchised stores.

“During the quarter, our Flooring North America Segment’s sales increased 3% as reported and were flat on a constant days basis. The segment had an operating margin of 8.6% as reported and 9.5%, excluding restructuring cost. Operating income increased by over 25% excluding restructuring charges, primarily due to productivity, increased volume and lower material costs, partially offset by unfavorable price and mix. The segment had strong growth in the residential channel, offset by lower commercial which improved from its low base in the prior periods. Our service levels improved as we increased production, though high demand required allocating shipments of some products. Due to higher demand and Covid disruptions in our plants, our inventories did not grow as we anticipated. We are taking pricing actions in most products due to rising material, labor and transportation costs. We have executed a large part of our restructuring initiatives, which is benefiting our results with some of the savings flowing through inventory in future periods. Demand for our residential carpet grew as comfort and noise reduction have become more important to consumers. Our laminate business is growing substantially in all channels as our unique visuals and waterproof technology have become desirable alternatives to natural wood and LVT. Our laminate plants are running at capacity to meet the exceptional demand, and by the end of the year a new line should be operational with additional capabilities. We have repurposed a plant to manufacture a waterproof wood flooring with dramatically improved scratch, dent and wear resistance. Sales of our LVT and sheet vinyl increased substantially, and we are introducing updated residential and commercial LVT collections with our water tight technology that will improve our mix and margins. Engineers from our European business are working in our U.S. LVT operations to implement demonstrated improvements to increase output, reduce material cost and enhance product visuals and performance.

“Our fourth quarter sales and operating performance were much stronger than we anticipated. We ran our plants around the world at high levels during the period, but fell short of the inventory build we anticipated. Our operations are taking actions to optimize throughput and reach our desired service levels. Given present trends, the momentum of our residential businesses should remain strong, while the commercial channel should slowly improve from its trough. We will benefit from structural improvements in our costs and innovative new products that will enhance our mix. Most of the Covid restrictions around the world have not directly impacted the sales or installation of our products. Continued government subsidies and low interest rates should support economic recoveries, new home construction and residential remodeling. We are seeing increasing inflation in most of our product categories and are raising prices in response. Assuming current conditions continue, we anticipate our first quarter adjusted EPS to be $2.69 to $2.79, excluding restructuring charges.
“The strength of our organization was demonstrated by our management of last year’s historic decline in sales and the subsequent spike in demand while protecting our employees and customers. Our strategies and initiatives remain flexible to adapt to economic changes. With improving sales and cash flows and a strong balance sheet, we are well positioned to take advantage of future opportunities.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia, United Kingdom and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 12, 2021, at 11:00 AM Eastern Time

The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 7346226. A replay will be available until March 12, 2021, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 7346226.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net sales	$2,641,764	2,424,512	9,552,197	9,970,672
Cost of sales	1,903,680	1,801,705	7,121,507	7,294,629
Gross profit	738,084	622,807	2,430,690	2,676,043
Selling, general and administrative expenses	455,351	467,993	1,794,688	1,848,819
Operating income	282,733	154,814	636,002	827,224
Interest expense	15,897	10,962	52,379	41,272
Other (income) expense, net	(6,742)	(9,522)	(751)	36,407
Earnings before income taxes	273,578	153,374	584,374	749,545
Income tax expense	25,180	(111,299)	68,647	4,974
Net earnings including noncontrolling interests	248,398	264,673	515,727	744,571
Net earnings attributable to noncontrolling interests	176	6	132	360
Net earnings attributable to Mohawk Industries, Inc.	$248,222	264,667	515,595	744,211

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.50	3.69	7.24	10.34
Weighted-average common shares outstanding - basic	70,951	71,640	71,214	71,986

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.49	3.68	7.22	10.30
Weighted-average common shares outstanding - diluted	71,209	71,954	71,401	72,264

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$407,844	440,675	1,769,839	1,418,761
Less: Capital expenditures	160,142	139,849	425,557	545,462
Free cash flow	$247,702	300,826	1,344,282	873,299

Depreciation and amortization	$156,555	153,759	607,507	576,452

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$768,625	134,785
Short-term investments	571,741	42,500
Receivables, net	1,709,493	1,526,619
Inventories	1,913,020	2,282,328
Prepaid expenses and other current assets	400,775	443,225
Total current assets	5,363,654	4,429,457
Property, plant and equipment, net	4,591,229	4,698,917
Right of use operating lease assets	323,138	323,003
Goodwill	2,650,831	2,570,027
Intangible assets, net	951,607	928,879
Deferred income taxes and other non-current assets	447,292	436,397
Total assets	$14,327,751	13,386,680
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$377,255	1,051,498
Accounts payable and accrued expenses	1,895,951	1,559,140
Current operating lease liabilities	98,042	101,945
Total current liabilities	2,371,248	2,712,583
Long-term debt, less current portion	2,356,887	1,518,388
Non-current operating lease liabilities	234,726	228,155
Deferred income taxes and other long-term liabilities	823,732	801,106
Total liabilities	5,786,593	5,260,232
Total stockholders' equity	8,541,158	8,126,448
Total liabilities and stockholders' equity	$14,327,751	13,386,680

Segment Information	Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net sales:
Global Ceramic	$919,668	858,337	3,432,756	3,631,142
Flooring NA	963,365	936,387	3,594,075	3,843,714
Flooring ROW	758,731	629,788	2,525,366	2,495,816
Consolidated net sales	$2,641,764	2,424,512	9,552,197	9,970,672

Operating income (loss):
Global Ceramic	$79,565	52,068	167,731	335,639
Flooring NA	82,407	29,556	147,442	177,566
Flooring ROW	132,505	81,595	366,934	353,666
Corporate and intersegment eliminations	(11,744)	(8,405)	(46,105)	(39,647)
Consolidated operating income (a)	$282,733	154,814	636,002	827,224

Assets:
Global Ceramic			$5,250,069	5,419,896
Flooring NA			3,594,976	3,823,654
Flooring ROW			4,194,447	3,925,246
Corporate and intersegment eliminations			1,288,259	217,884
Consolidated assets			$14,327,751	13,386,680
(a)During the second quarter of 2020, the Company revised the methodology it uses to estimate and allocate corporate general and administrative expenses to its operating segments to better align usage of corporate resources allocated to the Company segments. The updated allocation methodology had no impact on the Company’s consolidated statements of operations. This change was applied retrospectively, and segment operating income for all comparative periods has been updated to reflect this change.

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net earnings attributable to Mohawk Industries, Inc.	$248,222	264,667	515,595	744,211
Adjusting items:
Restructuring, acquisition and integration-related and other costs	22,395	49,802	167,079	99,679
Acquisitions purchase accounting, including inventory step-up	—	222	—	3,938
Deferred loan cost write off	—	601	—	601
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China (1)	—	(5,226)	—	59,946
European tax restructuring (2)	—	(136,194)	—	(136,194)
Release of indemnification asset	(13)	603	(262)	(57)
Income taxes - reversal of uncertain tax position	13	(603)	262	56
Income taxes	(18,609)	(12,183)	(52,002)	(46,842)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$252,008	161,689	630,672	725,338

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.54	2.25	8.83	10.04
Weighted-average common shares outstanding - diluted	71,209	71,954	71,401	72,264
(1)In September 2019, the US commerce department imposed a 104% countervailing duty on top of the 25% general tariffs on all ceramic produced in China. As a consequence, ceramic purchases from China would dramatically decline and Mohawk took a $60 million write off to our investment in a Chinese manufacturer and distributor.

(2)In 2019, the Company implemented select operational, administrative and financial restructurings that centralized certain business processes and intangible assets in various European jurisdictions into a new entity. The restructurings resulted in a current tax liability of $136 million, calculated by measuring the fair value of intangible assets transferred. The Company offset the tax liability with the utilization of $136 million of deferred tax assets from accumulated net operating loss carry forwards. The restructurings also resulted in the Company recording a $136 million deferred tax asset, and a corresponding deferred tax benefit, related to the tax basis of the intangible assets transferred.

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
December 31, 2020
Short-term debt and current portion of long-term debt	$377,255
Long-term debt, less current portion	2,356,887
Total debt	2,734,142
Less: Cash and cash equivalents	768,625
Net Debt	1,965,517
Less: Short-term investments	571,741
Net debt less short-term investments	$1,393,776

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	March 28, 2020	June 27, 2020	September 26, 2020	December 31, 2020	December 31, 2020
Operating income (loss)	$151,483	(60,958)	262,744	282,733	636,002
Other (expense) income	(5,679)	(1,037)	726	6,742	752
Net (income) loss attributable to noncontrolling interests	49	331	(336)	(176)	(132)
Depreciation and amortization(1)	145,516	154,094	151,342	156,555	607,507
EBITDA	291,369	92,430	414,476	445,854	1,244,129
Restructuring, acquisition and integration-related and other costs	10,376	91,963	27,116	15,960	145,415
Release of indemnification asset	(35)	(23)	(191)	(13)	(262)
Adjusted EBITDA	$301,710	184,370	441,401	461,801	1,389,282

Net Debt less short-term investments to Adjusted EBITDA					1.0
(1) Includes $1,589 of accelerated depreciation in Q1 2020 with $8,395 in Q2 2020, $5,243 in Q3 2020 and $6,435 in Q4 2020.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net sales	$2,641,764	2,424,512	9,552,197	9,970,672
Adjustment to net sales on constant shipping days	(65,438)	—	(30,192)	—
Adjustment to net sales on a constant exchange rate	(17,445)	—	58,799	—
Net sales on a constant exchange rate and constant shipping days	$2,558,881	2,424,512	9,580,804	9,970,672

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2020	December 31, 2019
Net sales	$919,668	858,337
Adjustment to segment net sales on constant shipping days	(25,205)	—
Adjustment to segment net sales on a constant exchange rate	17,465	—
Segment net sales on a constant exchange rate and constant shipping days	$911,928	858,337

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2020	December 31, 2019
Net sales	$963,365	936,387
Adjustment to segment net sales on constant shipping days	(29,193)	—
Segment net sales on constant shipping days	$934,172	936,387

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2020	December 31, 2019
Net sales	$758,731	629,788
Adjustment to segment net sales on constant shipping days	(11,041)	—
Adjustment to segment net sales on a constant exchange rate	(34,911)	—
Segment net sales on a constant exchange rate and constant shipping days	$712,779	629,788

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	December 31, 2020	December 31, 2019
Gross Profit	$738,084	622,807
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	22,789	45,372
Adjusted gross profit	$760,873	668,179

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	December 31, 2020	December 31, 2019
Selling, general and administrative expenses	$455,351	467,993
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	394	(4,651)
Release of indemnification asset	—	(2)
Adjusted selling, general and administrative expenses	$455,745	463,340

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	December 31, 2020	December 31, 2019
Operating income	$282,733	154,814
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	22,395	49,802
Release of indemnification asset	—	2
Acquisitions purchase accounting, including inventory step-up	—	222
Adjusted operating income	$305,128	204,840

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2020	December 31, 2019
Operating income	$79,565	52,068
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	8,164	1,204
Adjusted segment operating income	$87,729	53,272

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2020	December 31, 2019
Operating income	$82,407	29,556
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	8,651	42,149
Adjusted segment operating income	$91,058	71,705

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2020	December 31, 2019
Operating income	$132,505	81,595
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	5,496	6,235
Acquisitions purchase accounting, including inventory step-up	—	222
Adjusted segment operating income	$138,001	88,052

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	December 31, 2020	December 31, 2019
Earnings before income taxes	$273,578	153,374
Net earnings attributable to noncontrolling interests	(176)	(6)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	22,395	49,802
Acquisitions purchase accounting, including inventory step-up	—	222
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China	—	(5,226)
Release of indemnification asset	(13)	603
Deferred loan cost write off	—	601
Adjusted earnings including noncontrolling interests before income taxes	$295,784	199,370

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	December 31, 2020	December 31, 2019
Income tax expense	$25,180	(111,299)
European tax restructuring	—	136,194
Income taxes - reversal of uncertain tax position	(13)	603
Income tax effect of adjusting items	18,609	12,183
Adjusted income tax expense	$43,776	37,681

Adjusted income tax rate	14.8%	18.9%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.